CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the use in this Registration Statement on Form N-1A of our report dated August 10, 2000 relating to the financial statements of John Hancock Growth Trends Fund, which appear in such Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Financial Statements" in such Registration Statement.




/s/PricewaterhouseCoopers LLP
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Boston, Massachusetts
August 10, 2000